Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Chemtura Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 333-62429, 33-21246, 2-57629, and 333-71030) on Form S-8 of Chemtura Corporation of our report dated June 16, 2006, relating to the statements of net assets available for plan benefits of the Crompton Corporation Employee Stock Ownership Plan as of December 31, 2005 and 2004, and the related statements of changes in net assets available for plan benefits for the years then ended, included in this annual report on Form 11-K.

Stamford, Commecticut

June 26, 2006